Exhibit 10.1

Execution Version

AMENDED AND RESTATED
EQUITY INTEREST PURCHASE AND SALE AGREEMENT

This AMENDED AND RESTATED EQUITY INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into as of December 1, 2015 (the “Execution Date”), by and between SunEdison Holdings Corporation, a Delaware limited corporation, or a designated subsidiary thereof (the “Seller”), and TerraForm Global, LLC, a Delaware limited liability company or designated subsidiary thereof (the “Buyer”).  Each of the Seller and the Buyer are hereinafter referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Buyer, together with its controlled Affiliates, is a global owner of clean energy projects in the emerging markets;

WHEREAS, the Seller is the direct or indirect owner of all of the issued and outstanding equity interests (the “Equity Interest”) in each of the entities listed on Schedule 1.1 hereto (each such entity and any entity added to Schedule 1.1 in accordance with Section 6.3 hereof and until the date of each such entity’s Closing Date (as defined below) occurs, a “Target Company”) and each holding company that is the direct or indirect owner of all of the Equity Interests in each Target Company (until the date of such entity’s Closing Date, each, a “Holding Company”);

WHEREAS, each Target Company is listed on Schedule 1.1 (as such Schedule 1.1 may be updated from time to time in accordance herewith) and each Target Company owns the solar project associated with the power purchase agreement to which such Target Company is a party (each, a “Project” and, collectively, the “Projects”);

WHEREAS, the Parties had previously entered into that Equity Interest Purchase and Sale Agreement (the “Original Agreement”), dated November 20, 2015, and, in accordance with Section 2.2(b) thereof, have decided to amend and restate the Original Agreement as set forth herein; and

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

ARTICLE 1
DEFINED TERMS; RULES OF CONSTRUCTION

1.1            Defined Terms.

As used in this Agreement, the following terms have the meanings set forth below:

“Additional Payment Amount” has the meaning set forth in Section 2.2(c)(i).

 “Affiliate” means, with respect to a Person, any other Person or entity directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt none of the Seller Parties and the Buyer Parties shall be deemed to be Affiliates for the purposes of this Agreement.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Applicable Assets” has the meaning set forth in Section 3.4(a).

“Breach” means breach, violate or cause a default under this Agreement, any other Contract or any Law, as applicable.

“Business” means the planning, developing, designing, constructing and operation of the Projects, as currently contemplated as of the Effective Date.

“Business Day” means any day which is not a Saturday, Sunday or legal holiday in the State of New York.

“Buyer” has the meaning set forth in the introduction to this Agreement.

“Buyer Party” means individually, and “Buyer Parties” means collectively, each of the Buyer and, after the applicable Closing therefor, any Target Company or Holding Company, and each of their respective Affiliates, stockholders, members, directors, managers, officers, employees and independent contractors of the Buyer or its controlled Affiliates (without including any such persons of the Seller Parties).

 “Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

 “Consent” means any consent, approval, ratification, waiver, novation, award or other authorization necessary to be obtained in order to carry out the transactions set forth in this Agreement from any Person or any Governmental Authority.

“Consideration” means the sum of the amounts paid by the Buyer pursuant to Sections 2.2(a) and 2.2(b) and, if applicable, (x) plus any amounts paid by the Buyer to Seller as an Additional Payment Amount or (y) less any amounts paid by the Seller to the Buyer as a Reimbursement Amount, as the case may be.

“Contract” means any agreement, contract, instrument, obligation, commitment, covenant, understanding, promise, promissory note, bond, indenture, insurance policy, deed, lease, license, franchise, purchase order, sales order or other obligation, undertaking or arrangement (whether written or oral) that is legally binding.

“Control” and all derivations thereof means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

 “Damages” means any and all actual losses, charges, claims, causes of action, arbitrations, proceedings, remediations, damages, liabilities, strict liabilities, judgments, Taxes, settlement payments, fines, penalties, awards, fees, demands, offsets, costs, deficiencies and expenses including but not limited to reasonable attorneys’ and expert witness fees and costs.

“Delay Liquidated Damages Amount” means, in respect of each Target Company and the applicable Holding Company for which liquidated damages are payable pursuant to Section 2.2(e), an amount equal to (a) the amount of net cash proceeds that was projected to be available by the Buyer to its members pursuant to the Framework Financial Model for such Target Company and the applicable Holding Company for the period between: (i) the date falling thirty (30) days after the Target Transfer Date for such Target Company and the applicable Holding Company and (ii) the earlier of (x) the actual Closing Date for such Target Company and the applicable Holding Company and (y) the Outside Date (the “Delay Period”), minus (b) the applicable portion of the Purchase Price Adjustment that accrued with respect to the Final Purchase Price of the delayed Target Company (and the applicable Holding Company) during the Delay Period.

“Effective Date” means November 20, 2015.

“Equity Interest” has the meaning set forth in the recitals to this Agreement, with respect to each Target Company and Holding Company, as applicable.

“Existing Contracts” means, with respect to any Target Company, each material Contract that such Target Company is party to or is otherwise bound and identified as such in writing by the Seller Parties to the Buyer Parties on or prior to Closing Date for such Target Company.

“Final Transfer Price” has the meaning set forth in Section 3.4(d).

“Fixed Assumptions” means the Buyer’s cost of capital, its marginal income tax rate, and any other financial modeling assumptions agreed by the Parties to be fixed in the Framework Financial Model and all True Up Financial Models going forward.

“Framework Financial Model” has the meaning set forth in Section 6.1(a).

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means US GAAP, unless otherwise agreed by the Parties in the context of a specific Target Company.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, tariff, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

 “Historical Financial Statements” means, with respect to any Target Company and the applicable Holding Company, the financial statements provided by the Seller Parties to the Buyer Parties on or prior to the Closing Date for such Target Company and the applicable Holding Company and reasonably acceptable to the Buyer Parties.

“Holding Company” has the meaning ascribed thereto in the recitals hereto.

“Indebtedness” means, without duplication, (i) all indebtedness for borrowed money and/or guarantees therefor; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; and (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money.

“Independent Expert” has the meaning set forth in Section 3.4(c)(i).

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Seller” means any information which would reasonably be expected to be known by one or more officers or senior representatives of the Seller Parties.

“Law” means any federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, Orders, decrees, codes, directives, injunctions, permits, concessions, grants, franchises, licenses and governmental restrictions, whether now or hereafter in effect.

 “Liability” means any liability, indebtedness, adverse claim or other obligation, direct or indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected in the financial statements of a Person.

“Liability Cap” has the meaning set forth in Section 7.3.

“Lien” means any charge, claim, mortgage, lease, sublease, occupancy agreement or similar Contract, tenancy, right-of-way, easement, collateral assignment, restrictive covenant, encroachment, burden, condition, Order, community unity property interest, equitable interest, security interest, lien (statutory or otherwise), pledge, hypothecation, option, right of first refusal or other restriction, limitation, exception or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Negotiation Period” has the meaning set forth in Section 3.4(c)(i).

“Order” means any order, injunction (whether temporary, preliminary or permanent), ruling, decree (including any consent decree), writ, subpoena, verdict, charge, assessment, consent or other decision entered, issued, made or rendered by any court or other Governmental Authority or by any arbitrator.

“Organizational Documents” means, with respect to a particular Person, (a) if such Person is a corporation, its certificate or articles of incorporation, organization or formation and its by-laws; (b) if such Person is a limited liability company, its certificate or articles of formation or organization and limited liability company or operating agreement; (c) any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (d) any amendment to any of the foregoing.

“Original Agreement” has the meaning set forth in the recitals.

“Outside Date” has the meaning set forth in Section 2.2(c).

“Party” or “Parties” has the meaning set forth in the introduction to this Agreement.

 “Permit” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, order, recognition, grant, confirmation, clearance, filing,  valid waiver, exemption, variance, franchise, or similar order of or from any Governmental Authority having jurisdiction over the matter in question.

 “Permitted Liens” means the customary Liens for energy systems similar to the Projects and required in connection with financing as disclosed to the Buyer on Schedule 1.1.

“Person” means any individual, firm, company, general partnership, limited partnership, limited liability partnership, joint venture, association, corporation, limited liability company, trust, business trust, estate, Governmental Authority or other entity.

“Proceeding” means any action, claim, complaint, charge, arbitration, audit, hearing, investigation, inquiry, suit, litigation or other proceeding (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Project” or “Projects” has the meaning set forth in the recitals to this Agreement.

“Project SPA” means each project sale and purchase agreement by and between the Seller and the Buyer entered into in connection with the purchase and sale of the Equity Interests in a Target Company and its Holding Company substantially in the form attached hereto as Exhibit A (which is substantially in the same form as the project sale and purchase agreements negotiated between Buyer and Seller in anticipation of the TerraForm Global, Inc. initial public offering).

“Proposed Final Transfer Price” has the meaning set forth in Section 3.4(a).

“Purchase Price Adjustment” means, for the period commencing on the Effective Date and until the date when the Additional Payment Amount or Reimbursement Amount, as applicable, has been paid, an amount equal to 10.00% per annum, accrued daily, multiplied by the amount by which the sum of the payments then disbursed by Buyer and outstanding under Section 2.2(a) and (b) as of such date exceed the then aggregate “Equity” amount actually transferred to the Buyer as of such date in connection with the transfer of Target Companies.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Target Company or Holding Company in any real property.

“Reimbursement Amount” has the meaning set forth in Section 2.2(c)(ii).

 “Seller Party” means individually, and “Seller Parties” means collectively, the Seller, its Affiliates (other than any Target Company or  Holding Company after the applicable Closing therefor) and their respective stockholders, directors, officers, and employees of the Seller or its controlled Affiliates (without including any such persons of the Buyer Parties).

 “Target Transfer Date” has the meaning set forth in Section 3.1.

“Tax” or “Taxes” means all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any Contract with any other Person, and including any Liability for taxes of a predecessor.

“Tax Return” means any report, return, statement, document, form, declaration or other information or filing (including any amendments) required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Transaction Documents” means this Agreement and all other agreements, certificates, instruments and other documents being delivered pursuant to this Agreement or pursuant to such other agreements, certificates, instruments and other documents.

“Transfer Date Notice” has the meaning set forth in Section 3.4(a) hereto.

“True Up Financial Model” means the Framework Financial Model as updated in connection with each Closing by mutual agreement of the parties, and within five (5) Business Days of the receipt of any Transfer Date Notice, to account for the following parameters with respect to the applicable Target Company to be transferred on such Closing Date (the “Variable Assumptions”):

(a) changes to the operating expense assumptions (including, but not limited to, administrative, operating and capital costs and reserves, insurance costs, property, sales and other applicable taxes);

(b) actual operating performance and changes to the production forecast, curtailment and facility availability (including, but not limited to, merchant energy prices, but, for the avoidance of doubt, not the methodology for forecasting merchant energy prices);

(c) changes to the contracted revenue stream, including any changes to the terms of the power purchase agreements, and to capacity revenue assumptions to reflect new capacity markets, or changes in the regulation or structure of the existing capacity markets, in the relevant jurisdiction or market, as reasonably agreed to among the parties;

and/or other parameters that are not Fixed Assumptions as may be agreed upon by the Parties.

“Variable Assumptions” has the meaning set forth in the definition of “True Up Financial Model.”

ARTICLE 2
SALE OF EQUITY INTERESTS

2.1           Transfer.  Upon and subject to the terms and provisions of this Agreement, at the applicable Closing, the Buyer shall accept delivery of the Equity Interests of the applicable Holding Company owning the applicable Target Company or the applicable Target Company, as the case may be, from the Seller, and the Seller shall sell, assign, transfer and deliver the applicable Equity Interests to the Buyer, free and clear of all Liens (other than Permitted Liens.)

2.2           Purchase Price.  In consideration of the purchase and sale of Equity Interests on Schedule 1.1, Buyer shall pay:

(a)           As soon as practicable upon the execution of this Agreement, to Seller’s designated bank, $150,000,000 in immediately available funds pursuant to wire instructions designated by the Seller.

(b)           In accordance with Section 2.2(b) of the Original Agreement, the Parties acknowledge and agree that they have negotiated in good faith with respect to any additional amendments, modifications, supplements and/or revisions that were reasonably required by the Buyer Parties.  This Agreement sets forth such “Agreed Revisions” (as defined in the Original Agreement).  As result of the foregoing, Buyer agrees that no later than 3:00 pm EST on the date falling ten (10) Business Days after the Effective Date, the Buyer shall pay an amount equal to $81,000,000 in immediately available funds pursuant to wire instructions designated by the Seller.

(c)           Within no later than thirty (30) days of (x) the date of termination of this Agreement, or (y) the date upon which the Closing for the last of the Target Companies and the applicable Holding Company to be acquired by the Buyer has been consummated (which shall be no later than the date that is three months from last Target Transfer Date set forth in Schedule 1.1 (as amended) (the “Outside Date”)):

(i)           In the event that the aggregate “Equity” amount actually transferred to the Buyer as of the last Closing Date with respect to all the Target Companies listed on Schedule 1.1 (as amended) (as reflected by the sum of all Final Transfer Price amounts set forth in each Closing Date Project SPA) is greater than the sum of (A) the amounts paid by Buyer pursuant to Sections 2.2(a) and 2.2(b), (B) the Purchase Price Adjustment, and (C) and any other purchase price adjustments mutually agreed to by the Parties, then the Buyer shall make an additional payment to the Seller in an amount equal to such excess (hereinafter, the “Additional Payment Amount”); or

(ii)           In the event that the aggregate “Equity” amount actually transferred to the Buyer as of the last Closing Date with respect to all of the Target Companies listed on Schedule 1.1 (as amended) (as reflected by the sum of all Final Transfer Price amounts set forth in each Closing Date Project SPA) is less than the sum of (A) the amounts paid by Buyer pursuant to Sections 2.2(a) and 2.2(b), (B) the Purchase Price Adjustment, and (C) and any other purchase price adjustments mutually agreed to by the Parties, then the Seller shall make a reimbursement payment to the Buyer in an amount equal to such deficiency (hereinafter, the “Reimbursement Amount”).

(d)           Determination of actual “Equity” value referred to in Section 2.2(c) for each Target Company shall be made in accordance with the procedures set forth below in Section 3.4.

(e)           Delay Liquidated Damages; Early Termination Fee.

(i)           Notwithstanding the foregoing or anything else herein to the contrary, in the event that the actual Closing Date for any Target Company and the applicable Holding Company is delayed beyond thirty (30) days after the Target Transfer Date for such Target Company and the applicable Holding Company, then, on or prior to the Outside Date, the Seller Parties shall pay to the Buyer Parties, as liquidated damages and not as a penalty, an aggregate amount equal to (x) the Delay Liquidated Damages Amount associated with such Target Company and the applicable Holding Company whereby the actual Closing Date therefor was delayed beyond thirty (30) days after the applicable Target Transfer Date, plus (y) 3% of the Final Transfer Price.

(ii)           In the event that this Agreement is terminated pursuant to Section 8.2 of this Agreement, Seller shall pay, in addition to the amount remaining of the Consideration that has not been allocated pursuant to Section 2.2(c) of this Agreement and which shall become due and payable pursuant to Section 2.2(c)(x) (the “Unallocated Amount”), as liquidated damages to Buyer a termination fee in an amount equal to the aggregate of (A) an amount equal to 10% per annum, accrued daily, multiplied by the amount by which the sum of the payments then disbursed by Buyer and outstanding under Section 2.2(a) and (b) as of such date exceeds the then aggregate “Equity” amount actually transferred to the Buyer as of such date in connection with the transfer of Target Companies, and (B) 3% of the sum of the Unallocated Amount and the amount set forth in clause (A).  Notwithstanding anything to the contrary set forth herein, the liquidated damages set forth in clauses (A) and (B) above shall in no event be duplicative with any Purchase Price Adjustment arising due under to Section 2.2(c) and any Delay Liquidated Damages arising under Section 2.2(e), each of which as would otherwise be due upon early termination of this Agreement.

ARTICLE 3
THE CLOSINGS

3.1           Closings and Closing Dates.  The transfer of the Equity Interests of each Target Company and, if applicable, Holding Company shall be made at one or more closings (each, a “Closing”), each of which shall take place via email exchanges of signatures and execution documents, on such mutually agreeable date as soon as practicable after the conditions to the Closing set forth in Sections 8.1 and 8.2 have been satisfied (the date upon which a Closing occurs, a “Closing Date”); provided, that a Closing shall not occur until all the deliverables set forth in Sections 3.2 and 3.3 have been received (or waived by the applicable receiving Party). As of the Execution Date, the anticipated Closing Date for each Target Company is set forth on Schedule 1.1 hereto (each such anticipated Closing Date, a “Target Transfer Date”).

3.2           Documents and Items to be Delivered to the Buyer by the Seller.  At the Execution Date and each applicable Closing, the Seller shall deliver to the Buyer (unless previously delivered):

(a)           If requested by Buyer, a certificate(s) in form and substance reasonably acceptable to the Buyer, dated as of the Execution Date and each applicable Closing Date, executed by a duly authorized officer of the Seller, and attested to by the Secretary of the Seller, and certifying: (i) that attached thereto is a true, correct and complete copy of the Organizational Documents of the Seller and, with respect to a Closing Date, each applicable Target Company and Holding Company, as in effect on the Effective Date or the applicable Closing Date; (ii) that attached thereto are true, correct and complete copies of applicable good standing certificates of the Seller and, with respect to a Closing Date, each applicable Target Company and Holding Company as maybe available; and (iii) that the representations and warranties of Seller set forth in Article 4 of this Agreement are true and correct in all respects as of the Effective Date and each applicable Closing Date (except for any representations and warranties that are made as of a specific date);

(b)           An assignment of the Equity Interests of the Target Company or, if applicable, the applicable Holding Company owning the Target Company being transferred at such Closing, duly executed by the Seller in accordance with the terms of the applicable Project SPA;

(c)           In anticipation of the applicable Target Company Closing Date, any other documentation relating to the Target Companies, Holding Companies and consummation of each Closing transaction, reasonably requested by the Buyer Parties, including without limitation, Existing Contracts, Consents, legal opinions, information to be scheduled in each applicable Project SPA (such as schedules of indebtedness, Permitted Liens, etc.) certificates and documentation;

(d)           A copy of the applicable Project SPA for such Target Company duly signed by the Seller and reflecting the Final Transfer Price; and

(e)           A copy of the True Up Financial Model as agreed to by the Parties.

3.3           Documents and Items to be Delivered to the Seller by the Buyer.

At the applicable Closing, the Buyer will deliver to the Seller:

(a)           If requested by Seller, a certificate(s) in form and substance reasonably acceptable to the Seller dated as of the applicable Closing Date, executed by a duly authorized officer of the Buyer, and attested to by the Secretary of the Buyer, and certifying: (i) that attached thereto is a true, correct and complete copy of the Organizational Documents of the Buyer as in effect on the applicable Closing Date; (ii) that attached thereto are true, correct and complete copies of applicable good standing certificates of the Buyer; and (iii) that the representations and warranties of Buyer set forth in Article 4 of this Agreement are true and correct in all respects as of the applicable Closing Date (except for any representations and warranties that are made as of a specific date);

(b)           Any applicable Consideration to be paid by the Buyer to the Seller by wire transfer in immediately available funds to an account designated by the Seller, or as otherwise agreed by the Parties;

(c)           An acceptance of the Equity Interests of the Target Company or, if applicable, the applicable Holding Company owning the Target Company being transferred at such Closing, duly executed by the Buyer and in accordance with the applicable Project SPA; and

(d)           A copy of the applicable Project SPA for such Target Company duly signed by the Buyer and reflecting the Final Transfer Price.

3.4           Target Company Pricing

(a)           Transfer Date Notice.  No later than five (5) Business Days prior to the proposed Closing Date for a Target Company, Seller shall provide written notice to the Buyer confirming the anticipated Closing Date (a "Transfer Date Notice"), which notice shall (i) identify the Target Company and Holding Company (and corresponding Project(s)) to be transferred to Buyer (the "Applicable Assets"), (ii) either (A) confirm that the aggregate fair market value purchase price for the Applicable Assets reflected in the Framework Financial Model is to remain unchanged as of the proposed Closing Date because the Variable Assumptions set forth therein with respect to the Applicable Assets remain unchanged, or (B) that the Variable Assumptions as updated on the applicable Closing Date True Up Financial Model result in a different aggregate fair market value purchase price for the Applicable Assets and provide the revised Final Purchase Price amount based on such changes (the Final Purchase Price confirmed or proposed pursuant to clauses (A) or (B), the "Proposed Final Transfer Price"), and (iii) identify the entity or entities that will assign the Applicable Assets.  The Proposed Final Transfer Price shall reflect the Seller’s good faith estimate of the fair market value of the Applicable Assets.

(b)           Final Transfer Price.  If the Buyer agrees on the Proposed Final Transfer Price for the Applicable Assets reflected in the applicable Transfer Date Notice delivered pursuant to Section 3.4(a), the Parties shall negotiate in good faith the applicable Project SPA in accordance with and subject to Section 2.2(b) for the sale of the Applicable Assets reflecting such Proposed Final Transfer Price as the Final Transfer Price for such Applicable Assets.  In the event the Parties are unable to execute and deliver the applicable Project SPA for failure to agree on the Final Transfer Price for the Applicable Assets, the provisions of Section 3.4(c) and (d) shall apply.  The Project SPA shall be executed prior to the Outside Date.

(c)           Independent Expert.

(i)           If the Buyer disagrees with the Seller as to whether the Variable Assumptions have changed or whether the manner in which the Variable Assumptions have been updated in the applicable True Up Financial Model, the Buyer shall inform the Seller in writing of such disagreement and the nature thereof and the Parties shall attempt to resolve such disagreement in good faith within thirty (30) calendar days of receipt of the Transfer Date Notice (the "Negotiation Period").  If the foregoing disagreement continues unresolved then within ten (10) Business Days of the expiration of the Negotiation Period, the Parties shall select and jointly retain an independent internationally recognized expert for valuing assets similar to the applicable Target Company to determine the fair market value of the Applicable Assets; provided, however, that in the event that such parties are unable to agree to an independent internationally recognized expert within such ten (10) Business Day period, then within five (5) Business Days of such initial period, the Parties shall each select an independent expert and the experts so selected shall jointly select one (1) internationally recognized expert for valuing assets similar to the Target Company, which such expert shall not have a material, direct or indirect, interest in any of such parties or their respective Affiliates (such independent expert, the "Independent Expert").

(ii)           The Seller shall provide the Independent Expert with the latest True Up Financial Model or the original Framework Financial Model, as applicable, and each of the Parties may provide the Independent Expert with technical inputs for the Variable Assumptions underlying the Closing Date True Up Financial Model and any other information reasonably determined by such parties to be useful in the determination of the fair market value of the Applicable Assets.  The parties agree that the Independent Expert shall be provided with reasonable access to all information prepared by or on behalf of the Parties with respect to the Applicable Assets to the extent reasonably requested by the Independent Expert.  The Independent Expert shall make a determination of fair market value of the Applicable Assets as soon as practicable, but in any event within thirty (30) calendar days (or such other time as the parties hereto shall agree in writing) of the retention of the Independent Expert.  Notwithstanding anything to the contrary in this Agreement, the Independent Expert shall, in determining the fair market value of the Applicable Assets, assume that the Fixed Assumptions remain unchanged as agreed in the Framework Financial Model.  The findings of the Independent Expert shall be final and binding on the Parties.

(iii)           The Seller shall pay fifty percent (50%) of the documented fees and expenses of the Independent Expert and the Buyer shall pay fifty percent (50%) of the documented fees and expenses of the Independent Expert.  The parties agree and acknowledge that the role of the Independent Expert under this Agreement is limited solely to the determination of the fair market value in accordance with this Section 3.4.

(d)           Purchase Period.  No later than 5 Business Days after the determination of the fair market value by the Independent Expert and the satisfaction of the conditions precedent in Section 8.1 and upon delivery of the items set forth in Sections 3.1, 3.2, and 3.3, the Parties shall execute and deliver the applicable Project SPA with a purchase price reflecting the fair market value determined in accordance with Sections 3.4(b) or 3.4(c) (the “Final Transfer Price”).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

In order to induce the Buyer to enter into this Agreement, the Seller on behalf of itself and each of the Holding Companies and Target Companies, as of the Effective Date and the applicable Closing Date for any such Holding Company or Target Company, as the case may be, represents and warrants as follows:

4.1           Organization of the Target Companies; Holding Companies; and Project Companies.  The applicable Target Company and Holding Company is (a) duly formed, validly existing and in good standing under the laws of the country and applicable jurisdiction to which the Target Company and Holding Company has been formed, and (b) is duly qualified to do business as is now being conducted and is in good standing in each jurisdiction where the nature of its business requires such qualification, with all power and authority to own or lease all of its properties and assets and to conduct its business as presently conducted.

4.2           Organization and Qualification of the Seller.  The Seller (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) is duly qualified to do business as is now being conducted and is in good standing in each jurisdiction where the nature of its business requires such qualification, with all power and authority to own or lease all of its properties and assets and to conduct its business as presently conducted.

4.3           Capitalization of the  Holding Companies and Target Companies.

(a)           The Seller indirectly owns all of the outstanding Equity Interests of each of the Holding Companies.  As of the applicable Closing Date, such Equity Interests constitute 100% of outstanding equity interests in each of the Holding Companies, and such Equity Interest are duly authorized, validly issued, fully paid and non-assessable without restriction on the rights of transfer thereof, except as reasonably acceptable to the Buyer.  Except for such Equity Interests, none of the Holding Companies has any other securities of any class issued, reserved for issuance or outstanding, except as reasonably acceptable to the Buyer.

(b)           Each Holding Company owns all of the outstanding Equity Interests of each of the Target Companies, except as reasonably acceptable to the Buyer.  As of the applicable Closing Date, such Equity Interests constitute 100% of outstanding equity interests in each of the Target Companies, and such Equity Interests are duly authorized, validly issued, fully paid and non-assessable without restriction on the rights of transfer thereof, except as reasonably acceptable to the Buyer.  Except for the Equity Interests, none of the Target Companies has any other ownership interests of any class issued, reserved for issuance or outstanding, except as reasonably acceptable to the Buyer.  None of the Target Companies has any direct or indirect Subsidiaries, except as reasonably acceptable to the Buyer.  The sole business of each Holding Company is to own the equity interests in one or more Target Companies, except as reasonably acceptable to the Buyer.

(c)           The sole business of each Target Company is to develop, own or operate the Projects, except as reasonably acceptable to the Buyer.

4.4           Authority of the Seller.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement and each of the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers (or comparable governing body) of the Seller and no other proceedings on the part of the Seller are necessary to authorize this Agreement and each of the other Transaction Documents executed as of the date hereof to which the Seller is a party, the performance of such obligations or the consummation of such transactions.

4.5           Issuance of the Equity Interests; Seller’s Title to the Equity Interests.

(a)           The Seller has good title to and is the lawful, legal, record and beneficial owner of the Equity Interests in each Holding Company free and clear of all Liens other than Permitted Liens, and the Buyer, at the applicable Closing, will receive good title to the applicable Equity Interests, free and clear of all Liens other than Permitted Liens set forth in the applicable Project SPA.

(b)           As of the applicable Closing Date, each Holding Company has good title to and is the lawful, legal, record and beneficial owner of the Equity Interests in each Target Company free and clear of all Liens other than Permitted Liens.

(c)           As of the applicable Closing Date, each Target Company is in possession of and has good and marketable title to, and is the sole and exclusive owner of all right, title and interest in, all the assets and tangible personal property used by or useful to the Target Company in the operation of its Business.

4.6           No Violation or Conflict; Consents.

(a)           Neither the execution and delivery by the Seller of this Agreement or any of the other Transaction Documents to which the Seller is a party, nor the performance by the Seller of its obligations hereunder and under the Transaction Documents to which the Seller is a Party, nor the consummation of the transactions contemplated hereby and thereby, will, directly or indirectly (with or without notice or lapse of time, or both):

(i)           violate, contravene, conflict with or Breach any term or provision of the Organizational Documents of the Seller, any Target Company, or Holding Company;

(ii)           Except as reasonably acceptable to the Buyer, violate, contravene, conflict with, Breach, constitute (with or without due notice or lapse of time or both) a default under, require any notice under, or give any Person the right to cancel, modify or terminate, or accelerate the maturity or performance of, any instrument or obligation or other Contract or Consent or Permit to which the Seller, any Target Company or Holding Company is a party or by which any of its assets is bound;

(iii)           violate, contravene or conflict with any of the terms, conditions or requirements of, or require any notice to or filing with any Governmental Authority or other Person under, any Permit, Law or Order applicable to the Seller, any Target Company or Holding Company or any of their respective  assets; or

(iv)           require any notice to or filing with, or the obtaining of any Permit, from , any Governmental Authority.

(b)           At the applicable Closing, the Seller has obtained or caused to be obtained, any Consents required to effectuate the Closing, except as otherwise waived by the Buyer under the applicable Project SPA.

4.7           Required Approvals; Compliance with Law.

(a)           Required Approvals. All material Permits necessary for the construction, development, ownership and operation of the Projects based on the current stage of development of such Project have been obtained by or for the benefit of the Target Companies.  The Seller reasonably believes that each Permit that remains to be obtained will be obtained in the ordinary course by each Target Company without undue delay or material expense and without unanticipated expensive or burdensome conditions prior to the time it is required to be obtained under applicable Law.

(b)           No Violations.  Each Target Company and Holding Company is in material compliance with and is not and has not been in material Breach of (i) any Law or Order applicable to a Target Company or Holding Company or by which any of its property or assets is bound, or (ii) any Permit or other Consent to which the Target Company or Holding Company is a party or by which any of its property or assets is bound.

(c)           No Notice.  Neither the Seller, its Affiliates nor any Target Company has received any notice or other communication (whether written or oral), and no Proceeding is pending, or, to the Knowledge of the Seller, threatened, from or before any Governmental Authority or other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law, Order or Contract by any Target Company, or Holding Company.

4.8           Existing Contracts.

(a)           Binding Enforceability and Effect.  As of the applicable Closing Date, each Existing Contract is a valid, binding and enforceable obligation of the applicable Target Company and, to the Knowledge of the Seller, the other parties thereto, in accordance with its terms and is in full force and effect.

(b)           No Violation, Change, Breach or Default.  Neither the Seller, its Affiliates nor any Target Company is, and to the Knowledge of the Seller, no other party to an Existing Contract is, in material Breach under any Existing Contract, and, to the Knowledge of the Seller, there does not exist any event that, with the lapse of time or the giving of notice or both, would constitute such a material Breach.

4.9           Indebtedness.  Other than as notified in writing by the Seller Parties to the Buyer Parties prior to the Closing Date for any Target Company or Holding Company, no Target Company, or Holding Party is directly or indirectly liable for any Indebtedness.

4.10           Litigation.  There is no Proceeding pending or, to the Knowledge of the Seller or any of its Affiliates, threatened, against the Seller, any of the Seller Parties, any of its Affiliates any Target Company or any Holding Company, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Existing Contracts, in each case, that if adversely determined would have a material adverse effect upon such Target Company, or Holding Company. None of the Seller, Target Company or  Holding Company (a) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a material adverse effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Seller’s ability to perform hereunder or under any applicable Transaction Documents.

4.11           Title to Assets and Tangible Personal Property; Title.  Each Target Company and  Holding Company has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets used by or useful to such Target Company or  Holding Company in the operation of the Business as of the applicable Closing Date.  Except for Permitted Liens, all such properties and assets are free and clear of Liens.

4.12           Access Rights. As of the applicable Closing Date, the applicable Target Company has all necessary access rights with respect to its Project, or shall acquire such rights in the ordinary course from an Affiliate that has such access rights.

4.13           Undisclosed Liabilities; Invoices.  No Target Company or Holding Company has any material Liabilities, whether known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent or otherwise, other than Liabilities pursuant to which the Seller Parties have provided written notice of to the Buyer Parties prior to the Closing for such Target Company and the applicable Holding Company.

4.14           Books and Records and Financial Controls.  True, correct and complete copies of the books of account, ownership record books, minute books, bank accounts, and other corporate records, if any, of the Target Companies have been made available to the Buyer and such books and records have been maintained in accordance with good business practices.

4.15           Tax Matters.  As of the applicable Closing Date, the Seller and each Target Company and Holding Company has paid all Taxes then due and payable (whether or not shown on any Tax Return) in respect of the Target Companies, Holding Companies, the assets of the Target Companies and the operation of the Business through and including the applicable Closing Date.

4.16           Brokers.  No investment banker, broker, agent, finder, advisor, firm or other Person is entitled to receive any brokerage, finder’s or other payment, fee or commission from the Seller, the Buyer, any of their respective Affiliates or any Target Company or any Holding Companies in connection with this Agreement or any Existing Contract or the transactions contemplated herein or therein.

4.17           Bankruptcy.  Neither the Seller nor any Target Company or Holding Company has filed any voluntary petition in bankruptcy or been adjudicated bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal or state bankruptcy, insolvency or other debtor relief or similar Law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties.  No court of competent jurisdiction has entered an order approving a petition filed against it seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal or state bankruptcy act, or other debtor relief or similar Law, and no other liquidator has been appointed for any of them, or of all or any substantial part of any of their properties.  No proceeding has been commenced or threatened, seeking to adjudicate any Target Company or Holding Company as bankrupt or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief.

4.18           Governmental Regulation.  No Target Company or Holding Company is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Target Company, or Holding Company is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.19           Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the applicable Closing Date, no applicable Target Company or Holding Company has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not fully reflected in the Historical Financial Statements or the notes thereto in accordance with GAAP and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of such Target Company, or Holding Company taken as a whole.  The representations made by the Seller on behalf of each Target Company and Holding Company in this Section 4.19 about Historical Financial Statements for each project acquired by a Target Company or Holding Company from a Person who is not an Affiliate of such Target Company or Holding Company are made to the Knowledge of the Seller, Target Company or Holding Company, as applicable, for periods prior to such acquisition.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the Effective Date and as of each  Closing Date as follows:

5.1           Organization and Qualification.  The Buyer is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware with all power and authority to own or lease all of its properties and assets and to conduct its business as presently conducted.

5.2           Authority of the Buyer.  The Buyer has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each of the other Transaction Documents to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize this Agreement and each of the Transaction Documents to which the Buyer is a party, the performance of such obligations or the consummation of such transactions.

5.3           No Violation or Conflict; Consents; No Litigation.

(a)           Neither the execution and delivery by the Buyer of this Agreement or any of the other Transaction Documents to which it is a party, nor the performance by the Buyer of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without notice or lapse of time or both), (a) violate, contravene, conflict with or Breach any term or provision of the Organizational Documents of the Buyer, (b) result in a violation or Breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent (other than as identified in the applicable Project SPA) under, any Contract or other instrument or obligation to which the Buyer is a party or by which it or any of its respective properties or assets are bound, (c) violate any Laws applicable to the Buyer or any of its Affiliates or any of their respective properties or assets, or (d) except with respect to the performance by the Buyer of its obligations contained herein and in the Transaction Documents, require any filing with, or the obtaining of any Permit from any Governmental Authority.

(b)           There are no actions, suits, or legal or arbitration proceedings pending to which Buyer is a party (and, to Buyer’s Knowledge, there are no actions, suits or legal or arbitration proceedings threatened in writing against Buyer), in any such case at law or in equity before any Governmental Authority or arbitral body against or affecting Buyer, that would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under the Transaction Documents or to consummate the transactions contemplated thereby.

ARTICLE 6
COVENANTS OF THE PARTIES

6.1           Framework Model; Further Assurances.

(a)           Each Party shall use commercially reasonable efforts to agree on a financial model that will reflect the base case assumptions (including with an internal rate of return, net present value of the cash flows to the Buyer from each Target Company, the Target Transfer Date for each Project, construction costs, the criteria set forth in clauses (a), (b) and (c) of the definition of “True Up Financial Model,” the projected Final Transfer Price for each Target Company) for the transactions set forth herein (the “Framework Financial Model”) by no later December 30th, 2015.

(b)           Each Party shall use commercially reasonable efforts to do and perform or cause to be done and performed all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Without limiting the foregoing, Seller shall use its best efforts to secure all Consents as promptly as possible.

6.2           Tax Matters.

(a)           Transfer and Similar Taxes.  All transfer, documentary, sales, use, stamp, registration or other similar Taxes or fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Seller and shall be paid when due.  The Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by any applicable Law or Order, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)           Tax Returns and Payments.  Except as may be otherwise agreed by the Parties in writing, the Seller shall be responsible for, and shall file, all Tax Returns with respect to the Seller, Target Companies, and Holding Companies for all Tax periods or portions thereof ending on or before the applicable Closing Date.

(c)           Access and Assistance.  Each of the Seller, the Buyer, and their respective Affiliates will provide the other Parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax audit or other examination by any Governmental Authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a reasonable basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses.

6.3           Substitution of Target Companies.  At any time prior to the Outside Date, the Seller may propose the substitution of Target Companies listed on Schedule 1.1  and/or the addition of new entities to Schedule 1.1 to the Buyer in writing, together with the information listed on Schedule 1.1 and any due diligence information reasonable requested by the Buyer, provided that (a) such proposed Target Company or Target Companies shall have at least an equivalent or greater “Equity”  value (as determined in accordance with Section 2.2(d)) than the applicable Target Company being replaced, (b) the Seller is able to transfer such proposed Target Companies before the Outside Date, and (c) the proposed Target Company or Target Companies shall be in a geographical region(s) in which Buyer intended to operate.  Upon acceptance by the Buyer of the proposal for substitution or addition, Schedule 1.1 shall be deemed amended and each such substituted entity or new entity added to Schedule 1.1 shall become a “Target Company” for purposes of this Agreement and shall be added to Schedule 1.1.  Any entity substituted under this Section 6.3 shall cease to be a “Target Company” as of the date of such substitution and shall be deleted from Schedule 1.1 by the Parties, its direct parent shall cease to be a “Holding Company.”

6.4           Exclusivity; Non-Solicitation; Pre-Closing Business.

(a)           Subject to Section 6.3, the Seller shall not sell or otherwise transfer any of the Equity Interests in any Target Company, Holding Company, or sell or otherwise transfer, or permit any Target Company, Holding Company or Affiliate to sell or otherwise transfer, the Existing Contracts to any Person (other than to the applicable Project Company or to the Buyer).

(b)           The Seller shall not, and shall cause its Affiliates not to, directly or indirectly, initiate, market, solicit, negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer with respect to any acquisition of the Equity Interests of any Target Company, Holding Company, or the assets of any Target Company prior to the Outside Date.

(c)           The Seller shall cause each of the Target Companies to conduct the business of each of the Target Companies in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, except as otherwise provided in this Agreement, Seller shall cause each of the Target Companies to:

(i)           maintain the material Contracts, properties, assets and equipment owned and leased by the Projects;

(ii)           maintain all existing and material Permits;

(iii)           maintain the books and records and accounts of each of the Target Companies and the Projects in the manner in which such books and records and accounts are currently maintained; and

(iv)           preserve the existing and material Contracts of each of the Target Companies and the Projects and satisfy or cease to be satisfied all obligations thereunder.

(d)           Between the date hereof and the last Closing Date, Seller will reasonably promptly notify Buyer in writing if it becomes aware of:  (i) the occurrence or non-occurrence of any fact or event that could reasonably be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate; (ii) any failure of Seller to comply with or satisfy any covenant or condition to be complied with or satisfied by such party or parties hereunder; (iii) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated under this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person; (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated under this Agreement; and (v) any proceedings commenced relating to Seller, the Target Companies or Holding Companies,  Buyer or any of the Projects that, if pending on the date of this Agreement, would have been required to have been disclosed to Buyer pursuant to this Agreement.  Notwithstanding the foregoing, such notices shall not be deemed to cure, or to relieve Seller from any Liability or obligation with respect to, any Breach of or failure to satisfy any representation, warranty, covenant, condition or agreement hereunder.

6.5           Future Assurances. Seller will keep Buyer reasonably informed with respect to the status of the anticipated Closing and transfer of each Target Company.  The Parties will make all reasonable efforts to agree to modifications to this Agreement to effectuate the Closings and the transfers of the Target Companies consistent with Schedule 1.1.

ARTICLE 7
INDEMNIFICATION

7.1           Survival of Representations and Warranties.

Except as otherwise provided in this Section 7.1, with respect to the acquisition of the Equity Interests in each Target Company and the applicable Holding Company, all covenants and agreements of the Parties contained in this Agreement, together with the associated rights of indemnification contained herein, shall survive the applicable Closing for such Target Company and the applicable Holding Company and remain in full force and effect until performed, and the representations and warranties of the Parties contained in this Agreement, together with the associated rights of indemnification contained herein, shall survive the applicable Closing and remain in full force and effect  until the date that is twenty-four months after the Effective Date, except that there shall be no time limit for claims for Breach of representations or warranties under Sections 4.1 (Organization and Qualification of the Project Companies), 4.2 (Organization and Qualification of the Seller), 4.4 (Authority of the Seller), 5.1 (Organization and Qualification), and 5.2 (Authority of the Buyer) (collectively, the “Fundamental Representations”). Any representation or warranty as to which a claim for indemnification shall have properly been asserted during the applicable survival period set forth in this Section 7.1 and otherwise in accordance with the provisions of this Article 7, shall continue in effect with respect to such claim until such claim shall have been finally resolved in a court of law or otherwise settled.

7.2           Terms of Indemnification.  Subject to the terms and provisions of this Article 7:

(a)           The Seller shall indemnify the Buyer Parties against, and shall protect, defend and hold harmless the Buyer Parties from, all Damages actually incurred (including amounts required by Law to be paid) by a Buyer Party arising out of, relating to or resulting from (i) any Breach of the Seller’s representations or warranties contained in Article 4 of this Agreement, (ii) any Breach of any of the Seller’s covenants or agreements contained in this Agreement, (iii) any Taxes that are the Seller’s responsibility under Article 6, (iv) any withholding or similar Taxes imposed as a result of the transactions contemplated by this Agreement, and (v) any Project-specific circumstances specified in applicable Project SPA.

(b)           The Buyer shall indemnify the Seller Parties against, and shall protect, defend and hold harmless the Seller Parties from, all Damages actually incurred (including amounts required by Law to be paid) by a Seller Party arising out of, relating to or resulting from (i) any Breach of any of the Buyer’s representations or warranties contained in Article 5 of this Agreement, and (ii) any Breach of any of the Buyer’s covenants or agreements contained in this Agreement, provided that the maximum aggregate liability of the Buyer shall not exceed at any time the amount of the aggregate Consideration relating to the Target Companies transferred to the Buyer under this Agreement.  Notwithstanding anything to the contrary set forth herein, any cure rights and remedies available to either Party under this Agreement shall in no event be duplicative with those set forth in each applicable Project SPA.

7.3           Liability Cap.  The maximum aggregate liability of the Seller for the payment of claims for indemnification made pursuant to Section 7.2(a) with respect to any Project, shall be limited to the Consideration paid in respect of such Project (the “Liability Cap”).  Notwithstanding anything in this Article 7 to the contrary, the Liability Cap shall not apply to or against any Damages resulting from, arising out of in the nature of, or caused by: (i) any grossly negligent, fraudulent, willful or intentional Breach by the Seller or the Buyer of any of its representations, warranties or covenants set forth herein or (ii) Breach of any Fundamental Representation.

ARTICLE 8
CLOSING CONDITIONS; TERMINATION

8.1           Conditions Precedent to Obligation of the Buyer.  The obligation of the Buyer to consummate the Closing with respect to each Target Company is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which, other than the conditions described in Section 8.1(b), may be waived by the Buyer in its sole discretion):

(a)           The Buyer shall have completed its due diligence of the applicable Target Company, Holding Company and the applicable project to its reasonable satisfaction;

(b)           The Seller Parties and the Buyer Parties have entered into the Project SPA and all the conditions precedent to the consummation of the Closing with respect to the project under such SPA shall be been satisfied or waived by the applicable parties.

(c)           The Buyer shall have received copies of all Consents that are required by the Seller to consummate the applicable Closing, in form and substance reasonably satisfactory to the Buyer; provided, however, in the event that a Target Company requires a Consent in connection with a Closing, and at the time of such anticipated Closing such Consent has not yet been obtained, the Seller may (with Buyer’s consent and subject to terms and conditions of this Agreement) replace such Target Company pursuant to Section 6.3 with another Target Company.  Failure to achieve the Closing Date with respect to a Target Company by the Target Transfer Date may entitle the Buyer to the payment of any applicable Delay Liquidated Damages Amount in accordance with Section 2.2(e), except to the extent such Delay Liquidated Damages Amount is offset by the net cash proceeds made available to the Buyer by the applicable replaced Target Company.

(d)           Any other information, documentation, deliverables, materials and conditions reasonably requested by the Buyer that is customary for acquisitions of this kind and shall have been received by the Buyer or shall have been otherwise satisfied.

(e)           The representations and warranties of the Seller contained in this Agreement with respect to such Target Company and the related Holding Company shall be true and correct in all respects as of the Closing Date;

(f)           The Seller shall have performed and complied with its obligations and covenants required by this Agreement to be performed and complied with by the Seller; and

(g)           The Seller shall have delivered to the Buyer the deliverables described in Section 3.2.

8.2           Termination.  This Agreement shall automatically terminate upon the earlier to occur of the Outside Date and the date mutually agreed by the Parties.  Sections 2.2(c), 2.2(e), 6.4, 7.1, 7.2, 7.3, 9.9 shall survive termination of this Agreement.

8.3           Early Termination.

(a)           Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated, in whole or in part, as applicable, as follows:

(i)           With respect to a specific Target Company and prior to its Closing Date, by the Buyer, if there has been a material breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement, which is not cured within thirty (30) days after notice of such breach is received; or

(ii)           By either Party, if the Outside Date has occurred and the Closing Date in respect of all Target Companies has not yet been consummated;

provided, however, that Seller’s obligations to pay the Delay Liquidated Damages Amount under Section 2.2(e) shall survive a termination of this Agreement pursuant to clauses (i) or (ii) immediately above.

(b)           Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to this Section 8.3 shall give written notice of such termination to the other Party to this Agreement.

ARTICLE 9
GENERAL PROVISIONS

9.1           Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and the Buyer Parties and the Seller Parties for purposes of Section 7.2, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, title, privilege, benefit, interest, remedy or claim of any nature whatsoever under or by reason of this Agreement, or any term or provision hereof.

9.2           Assignment.  This Agreement and the rights, title, privileges, benefits, interests, remedies and obligations hereunder may not be assigned by any Party with the consent of the other Party; provided, however, that the Buyer may (a) assign any or all of its rights, title, privileges, benefits, interests and remedies hereunder to any one or more of its Affiliates; or (b) designate any one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); or (c) collaterally assign its rights hereunder to a lender or other financing party.

9.3           Specific Performance.  Each party acknowledges and agrees that a non-breaching party may, upon any breach of this Agreement, immediately seek enforcement of this Agreement by means of specific performance or injunction, without any requirement to post a bond or other security.

9.4           Notices.  All notices, requests, claims, demands, waivers, instructions, documents and other communications to be given pursuant to this Agreement shall be in writing, signed by the person giving such notice or demand and shall be delivered personally, emailed, or sent by nationally recognized overnight courier to a party at the address set forth below for such party or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.

If to the Seller, to:

SunEdison, Inc.
13736 Riverport Drive
Maryland Heights, MO 63043
Attn: General Counsel

If to the Buyer, to:

TerraForm Global, LLC
7550 Wisconsin Ave
Bethesda, MD 20814
Attn: General Counsel

9.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law, Order or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

9.6           Amendment.  This Agreement may not be amended or modified except by a written instrument, specifically referring to this Agreement and signed by each of the Parties.

9.7           Waiver.  Neither the failure nor any delay of any Party to this Agreement to assert or exercise any right, power, privilege or remedy under this Agreement, or to enforce any term or provision hereof, shall constitute a waiver of such right, power, privilege or remedy, and no single or partial exercise of any such right, power, privilege or remedy shall preclude any other or further exercise of such right, power, privilege or remedy or the exercise of any other right, power, privilege or remedy.

9.8           Expenses.  The Buyer and the Seller shall bear their respective fees, costs and expenses incurred in connection with this Agreement (including the preparation, negotiation and performance hereof) and the transactions contemplated hereby (including fees and disbursements of attorneys, accountants, agents, representatives and financial and other advisors).

9.9           Governing Law; Choice of Forum; Waiver of Jury Trial.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to contracts performed in that state.  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN DELAWARE WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

9.10           Counterparts.  This Agreement may be executed in any number of counterparts (including through the transmission of signature pages by facsimile or electronic mail, each of which shall constitute an original for all purposes), and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, taken together, shall be deemed to constitute one and the same instrument.

9.11           Entire Agreement.  This Agreement (including the schedules and exhibits hereto, which are incorporated into this Agreement by this reference and made a part hereof) constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersedes all prior or contemporaneous agreements and understandings, whether written or oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement specifically amends and restates the Original Agreement and the terms and provisions of such Original Agreement shall be terminated, void and of no further force or effect as of the Execution Date.

9.12           Press Releases.  No Party shall issue any press release or make any other public announcement relating to the Projects or the transaction contemplated hereby or disclose the existence or content of this Agreement without the prior written consent of the other Party hereto (such consent not to be unreasonably withheld), except if required by applicable Law, in which event such Party shall, to the extent practicable, first consult with the other Party as to the terms of such disclosure.

[Remainder of page intentionally left blank.  Signature pages to follow.]

IN WITNESS WHEREOF, each Party hereto has caused this Amended and Restated Equity Interest Purchase Agreement to be signed on its behalf as of the date first written above.

SUNEDISON HOLDINGS CORPORATION

By:	/s/ Martin Truong
	Name:	Martin Truong
	Title:	Vice President

TERRAFORM GLOBAL, LLC

By:	/s/ Brian Wuebbels
	Name:	Brian Wuebbels
	Title:	President & CEO

Signature Page to Amended and Restated Equity Interest Purchase and Sale Agreement

Exhibit A

Form of Project SPA

Schedule 1.1:  Target Companies

Target Company Name	Location	DC Capacity (MW)	Debt ($mm)	Equity ($mm)	ASP ($mm)	Discount Rate (Levered On‐ shore, INR IRR)	Target Transfer Date
Adityashakti	Tamil Nadu	12.6	9.7	9.5	19.2	12.7%	3-Feb-16
Phoebus	Tamil Nadu	60.0	47.0	35.2	82.2	12.7%	8-Mar-16
Dominicus	Telangana	44.8	31.1	20.4	51.5	12.7%	17-Mar-16
Arushi	Andhra Pradesh	36.0	28.0	23.2	51.2	12.0%	13-Jul-16
Greenflash	Andhra Pradesh	36.0	30.0	22.6	52.6	12.0%	13-Jul-16
Bheem	Karnataka	30.0	27.0	19.0	46.0	12.0%	22-May-16
Suryashakti	Karnataka	30.0	27.0	18.5	45.5	12.0%	17-May-16
Aditi	Karnataka	30.0	27.0	19.2	46.2	12.0%	28-Apr-16
Adhavan	Tamil Nadu	60.0	49.0	39.2	88.2	12.0%	26-Jun-16
Pullanaickenpatty	Tamil Nadu	18.0	16.0	9.7	25.7	12.0%	17-Jun-16
Ottanatham	Tamil Nadu	19.1	16.0	9.9	25.9	12.0%	7-Jul-16
DMRC 1	Delhi	1.5	-	1.1	1.1	12.0%	15-Feb-16
DMRC 2	Delhi	2.5	-	1.7	1.7	12.0%	15-Feb-16
DG-45 Toshiba	Telangana	11.0	7.0	5.6	12.6	12.0%	29-Apr-16
DG-45 DRL	Telangana	10.9	7.0	8.1	15.1	12.0%	29-Apr-16
DG-45 Mylan	Andhra Pradesh	11.7	8.2	8.1	16.3	12.0%	29-Apr-16
DG-45 SSL	Andhra Pradesh	11.0	11.0	5.6	16.6	12.0%	29-Apr-16
TOTAL		425.1	341.0	256.6	597.6